UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 8)1

Dave & Buster’s Entertainment, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

238337109

(CUSIP Number)

SCOTT I. ROSS

HILL PATH CAPITAL LP

150 East 58th Street, 33rd Floor

New York, New York 10155

(212) 632-5420

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

December 19, 2022

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL PARTNERS LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,095,246
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,095,246
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,095,246
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.3%
14	TYPE OF REPORTING PERSON

PN

2

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL PARTNERS II LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,869,527
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,869,527
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,869,527
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.9%
14	TYPE OF REPORTING PERSON

PN

3

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL CO-INVESTMENT PARTNERS LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		53,231
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

53,231
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

53,231
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

4

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH D FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		121,495
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

121,495
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

121,495
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

5

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH G FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		845,152
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

845,152
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

845,152
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.8%
14	TYPE OF REPORTING PERSON

PN

6

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH J FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		509,814
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

509,814
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

509,814
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.1%
14	TYPE OF REPORTING PERSON

PN

7

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL PARTNERS GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,148,477
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,148,477
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,148,477
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.4%
14	TYPE OF REPORTING PERSON

OO

8

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL PARTNERS II GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,869,527
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,869,527
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,869,527
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.9%
14	TYPE OF REPORTING PERSON

OO

9

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HP D GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		121,495
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

121,495
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

121,495
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

10

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HP G GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		845,152
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

845,152
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

845,152
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.8%
14	TYPE OF REPORTING PERSON

OO

11

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HP J GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		509,814
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

509,814
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

509,814
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.1%
14	TYPE OF REPORTING PERSON

OO

12

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH INVESTMENT HOLDINGS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,148,477
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,148,477
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,148,477
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.4%
14	TYPE OF REPORTING PERSON

OO

13

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH INVESTMENT HOLDINGS II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		4,345,988
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

4,345,988
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,345,988
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

9.0%
14	TYPE OF REPORTING PERSON

OO

14

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		6,494,465
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

6,494,465
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,494,465
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13.4%
14	TYPE OF REPORTING PERSON

IA, PN

15

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH HOLDINGS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		6,494,465
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

6,494,465
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,494,465
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13.4%
14	TYPE OF REPORTING PERSON

OO

16

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

SCOTT I. ROSS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		6,494,465
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

6,494,465
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,494,465
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13.4%
14	TYPE OF REPORTING PERSON

IN

17

CUSIP No. 238337109

The following constitutes Amendment No. 8 to the Schedule 13D filed by the undersigned (“Amendment No. 8”). This Amendment No. 8 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by each of Hill Path Capital, Hill Path Capital II, Hill Path Co-Investment, Hill Path D, Hill Path G and Hill Path J were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein. The aggregate purchase price of the 2,095,246 Shares beneficially owned by Hill Path Capital is approximately $89,773,700, including brokerage commissions. The aggregate purchase price of the 2,869,527 Shares beneficially owned by Hill Path Capital II is approximately $58,124,931, including brokerage commissions. The aggregate purchase price of the 53,231 Shares beneficially owned by Hill Path Co-Investment is approximately $2,280,755, including brokerage commissions. The aggregate purchase price of the 121,495 Shares beneficially owned by Hill Path D is approximately $4,040,349, including brokerage commissions. The aggregate purchase price of the 845,152 Shares beneficially owned by Hill Path G is approximately $28,768,874, including brokerage commissions. The aggregate purchase price of the 509,814 Shares beneficially owned by Hill Path J is approximately $16,930,252, including brokerage commissions.

Item 5.	Interest in Securities of the Issuer.

Items 5(a) – (c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 48,290,288 Shares outstanding, as of December 1, 2022, which is the total number of Shares outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on December 6, 2022.

A.	Hill Path Capital
(a)	As of the close of business on the date hereof, Hill Path Capital beneficially owned directly 2,095,246 Shares.

Percentage: Approximately 4.3%

(b)	1. Sole power to vote or direct vote: 2,095,246
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,095,246
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path Capital has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 7 to the Schedule 13D.
B.	Hill Path Capital II
(a)	As of the close of business on the date hereof, Hill Path Capital II beneficially owned directly 2,869,527 Shares.

18

CUSIP No. 238337109

Percentage: Approximately 5.9%

(b)	1. Sole power to vote or direct vote: 2,869,527
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,869,527
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path Capital II has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 7 to the Schedule 13D.
C.	Hill Path Co-Investment
(a)	As of the close of business on the date hereof, Hill Path Co-Investment beneficially owned directly 53,231 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 53,231
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 53,231
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path Co-Investment has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 7 to the Schedule 13D.
D.	Hill Path D
(a)	As of the close of business on the date hereof, Hill Path D beneficially owned directly 121,495 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 121,495
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 121,495
4. Shared power to dispose or direct the disposition: 0
(c)	The transactions in the securities of the Issuer by Hill Path D since the filing of Amendment No. 7 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
E.	Hill Path G
(a)	As of the close of business on the date hereof, Hill Path G beneficially owned directly 845,152 Shares.

Percentage: Approximately 1.8%

(b)	1. Sole power to vote or direct vote: 845,152
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 845,152
4. Shared power to dispose or direct the disposition: 0
19

CUSIP No. 238337109

(c)	The transactions in the securities of the Issuer by Hill Path G since the filing of Amendment No. 7 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
F.	Hill Path J
(a)	As of the close of business on the date hereof, Hill Path J beneficially owned directly 509,814 Shares.

Percentage: Approximately 1.1%

(b)	1. Sole power to vote or direct vote: 509,814
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 509,814
4. Shared power to dispose or direct the disposition: 0
(c)	The transactions in the securities of the Issuer by Hill Path J since the filing of Amendment No. 7 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
G.	Hill Path GP
(a)	Hill Path GP, as the general partner of each of Hill Path Capital and Hill Path Co-Investment, may be deemed the beneficial owner of the (i) 2,095,246 Shares owned by Hill Path Capital and (ii) 53,231 Shares owned by Hill Path Co-Investment.

Percentage: Approximately 4.4%

(b)	1. Sole power to vote or direct vote: 2,148,477
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,148,477
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path GP has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 7 to the Schedule 13D.
H.	Hill Path GP II
(a)	Hill Path GP II, as the general partner of Hill Path Capital II, may be deemed the beneficial owner of the 2,869,527 Shares owned by Hill Path Capital II.

Percentage: Approximately 5.9%

(b)	1. Sole power to vote or direct vote: 2,869,527
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,869,527
4. Shared power to dispose or direct the disposition: 0

20

CUSIP No. 238337109

(c)	Hill Path GP II has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 7 to the Schedule 13D.
I.	HP D GP
(a)	HP D GP, as the general partner of Hill Path D, may be deemed the beneficial owner of the 121,495 Shares owned by Hill Path D.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 121,495
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 121,495
4. Shared power to dispose or direct the disposition: 0
(c)	HP D GP has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 7 to the Schedule 13D. The transactions in the securities of the Issuer on behalf of Hill Path D since the filing of Amendment No. 7 to the Schedule 13D are set forth in Schedule A, which is incorporated herein by reference.

J.	HP G GP
(a)	HP G GP, as the general partner of Hill Path G, may be deemed the beneficial owner of the 845,152 Shares owned by Hill Path G.

Percentage: Approximately 1.8%

(b)	1. Sole power to vote or direct vote: 845,152
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 845,152
4. Shared power to dispose or direct the disposition: 0
(c)	HP G GP has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 7 to the Schedule 13D. The transactions in the securities of the Issuer on behalf of Hill Path G since the filing of Amendment No. 7 to the Schedule 13D are set forth in Schedule A, which is incorporated herein by reference.

K.	HP J GP
(a)	HP J GP, as the general partner of Hill Path J, may be deemed the beneficial owner of the 509,814 Shares owned by Hill Path J.

Percentage: Approximately 1.1%

(b)	1. Sole power to vote or direct vote: 509,814
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 509,814
4. Shared power to dispose or direct the disposition: 0
(c)	HP J GP has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 7 to the Schedule 13D. The transactions in the securities of the Issuer on behalf of Hill Path J since the filing of Amendment No. 7 to the Schedule 13D are set forth in Schedule A, which is incorporated herein by reference.

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CUSIP No. 238337109

L.	Hill Path Investment Holdings
(a)	Hill Path Investment Holdings, as the managing member of Hill Path GP, may be deemed the beneficial owner of the (i) 2,095,246 Shares owned by Hill Path Capital and (ii) 53,231 Shares owned by Hill Path Co-Investment.

Percentage: Approximately 4.4%

(b)	1. Sole power to vote or direct vote: 2,148,477
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,148,477
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path Investment Holdings has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 7 to the Schedule 13D.
M.	Hill Path Investment Holdings II
(a)	Hill Path Investment Holdings II, as the managing member of each of Hill Path GP II, HP D GP, HP G GP and HP J GP, may be deemed the beneficial owner of the (i) 2,869,527 Shares owned by Hill Path Capital II, (ii) 121,495 Shares owned by Hill Path D, (iii) 845,152 Shares owned by Hill Path G and (iv) 509,814 Shares owned by Hill Path J.

Percentage: Approximately 9.0%

(b)	1. Sole power to vote or direct vote: 4,345,988
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 4,345,988
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path Investment Holdings II has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 7 to the Schedule 13D. The transactions in the securities of the Issuer on behalf of each of Hill Path D, Hill Path G and Hill Path J since the filing of Amendment No. 7 to the Schedule 13D are set forth on Schedule A and are incorporated herein by reference.
N.	Hill Path
(a)	Hill Path, as the investment manager of each of Hill Path Capital, Hill Path Capital II, Hill Path Co-Investment, Hill Path D, Hill Path G and Hill Path J, may be deemed the beneficial owner of the (i) 2,095,246 Shares owned by Hill Path Capital, (ii) 2,869,527 Shares owned by Hill Path Capital II, (iii) 53,231 Shares owned by Hill Path Co-Investment, (iv) 121,495 Shares owned by Hill Path D, (v) 845,152 Shares owned by Hill Path G and (vi) 509,814 Shares owned by Hill Path J.

Percentage: Approximately 13.4%

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CUSIP No. 238337109

(b)	1. Sole power to vote or direct vote: 6,494,465
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 6,494,465
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 7 to the Schedule 13D. The transactions in the securities of the Issuer on behalf of each of Hill Path D, Hill Path G and Hill Path J since the filing of Amendment No. 7 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
O.	Hill Path Holdings
(a)	Hill Path Holdings, as the general partner of Hill Path, may be deemed the beneficial owner of the (i) 2,095,246 Shares owned by Hill Path Capital, (ii) 2,869,527 Shares owned by Hill Path Capital II, (iii) 53,231 Shares owned by Hill Path Co-Investment, (iv) 121,495 Shares owned by Hill Path D, (v) 845,152 Shares owned by Hill Path G and (vi) 509,814 Shares owned by Hill Path J.

Percentage: Approximately 13.4%

(b)	1. Sole power to vote or direct vote: 6,494,465
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 6,494,465.
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path Holdings has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 7 to the Schedule 13D. The transactions in the securities of the Issuer on behalf of each of Hill Path D, Hill Path G and Hill Path J since the filing of Amendment No. 7 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.
P.	Mr. Ross
(a)	Mr. Ross, as the managing partner of each of Hill Path Investment Holdings, Hill Path Investment Holdings II, Hill Path and Hill Path Holdings, may be deemed the beneficial owner of the (i) 2,095,246 Shares owned by Hill Path Capital, (ii) 2,869,527 Shares owned by Hill Path Capital II (iii) 53,231 Shares owned by Hill Path Co-Investment, (iv) 121,495 Shares owned by Hill Path D, (v) 845,152 Shares owned by Hill Path G and (vi) 509,814 Shares owned by Hill Path J.

Percentage: Approximately 13.4%

(b)	1. Sole power to vote or direct vote: 6,494,465
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 6,494,465
4. Shared power to dispose or direct the disposition: 0

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CUSIP No. 238337109

(c)	Mr. Ross has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 7 to the Schedule 13D. The transactions in the securities of the Issuer on behalf of each of Hill Path D, Hill Path G and Hill Path J since the filing of Amendment No. 7 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

The filing of this Schedule 13D shall not be deemed an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any securities of the Issuer that he or it does not directly own. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that he or it does not directly own.

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CUSIP No. 238337109

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2022

Hill Path Capital Partners LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

Hill Path Capital Partners II LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

Hill Path Capital Co-Investment Partners LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

Hill Path D Fund LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

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CUSIP No. 238337109

Hill Path G Fund LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

Hill Path J Fund LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

Hill Path Capital Partners GP LLC

By:	Hill Path Investment Holdings LLC Managing Member

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

Hill Path Capital Partners II GP LLC

By:	Hill Path Investment Holdings II LLC Managing Member

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

HP D GP LLC

By:	Hill Path Investment Holdings II LLC Managing Member

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

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CUSIP No. 238337109

HP G GP LLC

By:	Hill Path Investment Holdings II LLC Managing Member

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

HP J GP LLC

By:	Hill Path Investment Holdings II LLC Managing Member

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

Hill Path Investment Holdings LLC

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title	Managing Partner

Hill Path Investment Holdings II LLC

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title	Managing Partner

Hill Path Capital LP

By:	Hill Path Holdings LLC General Partner

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

Hill Path Holdings LLC

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

/s/ Scott I. Ross
Scott I. Ross

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CUSIP No. 238337109

SCHEDULE A

TRANSACTIONS IN THE SECURITIES OF THE ISSUER SINCE THE FILING OF AMENDMENT NO. 7 TO THE SCHEDULE 13D

Nature of Transaction	Amount of Securities Purchased/(Sold)	Price Per Share ($)	Date

HILL PATH D FUND LP

Purchase of Common Stock	282	35.0000	12/14/2022
Purchase of Common Stock	12,897	34.4128	12/15/2022
Purchase of Common Stock	6,772	33.9867	12/16/2022
Purchase of Common Stock	14,110	33.5051	12/19/2022
Purchase of Common Stock	7,055	33.2801	12/20/2022
Purchase of Common Stock	9,030	33.6912	12/21/2022

HILL PATH G FUND LP

Purchase of Common Stock	3,592	35.0000	12/14/2022
Purchase of Common Stock	164,151	34.4128	12/15/2022
Purchase of Common Stock	86,207	33.9867	12/16/2022
Purchase of Common Stock	179,597	33.5051	12/19/2022
Purchase of Common Stock	89,798	33.2801	12/20/2022
Purchase of Common Stock	114,942	33.6912	12/21/2022

HILL PATH J FUND LP

Purchase of Common Stock	1,126	35.0000	12/14/2022
Purchase of Common Stock	51,452	34.4128	12/15/2022
Purchase of Common Stock	27,021	33.9867	12/16/2022
Purchase of Common Stock	56,293	33.5051	12/19/2022
Purchase of Common Stock	28,147	33.2801	12/20/2022
Purchase of Common Stock	36,028	33.6912	12/21/2022